SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Kosan Biosciences Incorporated

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Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

April 16, 2004

To Our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Kosan Biosciences Incorporated to be held at 3832 Bay Center Place, Hayward, CA 94545, on Thursday, May 27, 2004, at 10:00 a.m., local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2004 Annual Meeting of Stockholders and Proxy Statement.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event, and for that reason, we ask that whether or not you expect to attend the meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope or vote via the Internet or by telephone as instructed in the accompanying materials.

Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ Daniel V. Santi

Daniel V. Santi, M.D., Ph.D.

Chairman and Chief Executive Officer

3832 Bay Center Place

Hayward, CA 94545

NOTICE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 27, 2004

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kosan Biosciences Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices at 3832 Bay Center Place, Hayward, CA 94545, on Thursday, May 27, 2004, at 10:00 a.m., local time, for the following purposes:

(1)	To elect two Class A directors of the Company, to serve until the 2007 Annual Meeting of Stockholders; and

(2)	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 1, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Susan M. Kanaya

Susan M. Kanaya

Secretary

Hayward, California

April 16, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Kosan Biosciences Incorporated, a Delaware corporation (“Kosan” or the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on May 27, 2004 at 10:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of the 2004 Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s offices located at 3832 Bay Center Place, Hayward, California 94545. The Company’s telephone number is (510) 732-8400.

These proxy solicitation materials, together with the Company’s 2003 Annual Report, are being mailed on or about April 16, 2004, to all stockholders of record on April 1, 2004.

SOLICITATION

The cost of soliciting proxies will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, email, facsimile or letter.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on April 1, 2004 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 28,877,418 shares of the Company’s common stock were issued and outstanding. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock outstanding on the Record Date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. If shares are held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

VOTING VIA THE INTERNET OR BY TELEPHONE

Stockholders may grant a proxy to vote their shares via the Internet or by telephone. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting web site at (www.proxyvote.com).

For Shares Registered in Your Name

Stockholders of record may go to http://www.eproxy.com/kosn/ to grant a proxy to vote their shares via the Internet. Each such stockholder will be required to provide the company number and control number stated on his or her proxy card. Each stockholder electing to do so will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and the stockholder will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-435-6710 and following the recorded instructions.

GENERAL INFORMATION FOR ALL SHARES VOTED VIA THE INTERNET OR BY TELEPHONE

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., EDT on May 26, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures described above are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the meeting and voting in person. Attending the meeting will not, by itself, revoke the proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is December 17, 2004. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so in accordance with our bylaws. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, including a requirement that the Company receive notice of any proposal or nomination at least 120 days before the date of the first anniversary of the mailing of the proxy statement in connection with the previous year’s annual meeting of stockholders.

FINDING OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in size of our Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Our Board is presently composed of seven members. There are two directors in Class A, the class whose term of office expires in 2004, and who are standing for re-election. The nominees for election to this class, Charles J. Homcy, M.D. and Chaitan S. Khosla, Ph.D., are currently members of our Board. If elected at the Annual Meeting, Drs. Homcy and Khosla would serve until the 2007 annual meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal. It is the Company’s policy to invite nominees for directors to attend the Annual Meeting. One of the nominees for election as a director at the 2003 Annual Meeting attended the 2003 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Drs. Homcy and Khosla. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Drs. Homcy and Khosla have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

Presented below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

CLASS A NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING

Chaitan S. Khosla, Ph.D., age 39, is one of our co-founders and has served as a director since our inception in January 1995. Dr. Khosla has been a Professor of Chemical Engineering, Chemistry and Biochemistry at Stanford University since 2001 and has been a faculty member since 1992. Dr. Khosla is co-chairman of our Scientific Advisory Board. Dr. Khosla is the inventor of the combinatorial biosynthesis technology that we licensed from Stanford University. He is the recipient of several awards, including the 1999 Alan T. Waterman award by the National Science Foundation, the 1999 Eli Lilly Award in biological chemistry and the 2000 ACS Award in pure chemistry. Dr. Khosla is the author of over 150 publications and is an inventor on numerous patents. Dr. Khosla received a B.S. Tech. from the Indian Institute of Technology, Bombay, India and a Ph.D. from the California Institute of Technology.

Charles J. Homcy, M.D., age 55, has served as a director since April 2003. Since November 2003, Dr. Homcy has served as Chief Executive Officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company. From January 2003 to November 2003, Dr. Homcy served as Senior Research and Development Advisor of Millennium Pharmaceuticals. From February 2002 to December 2002, Dr. Homcy served as the President of Research and Development at Millennium Pharmaceuticals. From 1995 to February 2002, he served as Executive Vice President, Research and Development of COR Therapeutics, Inc., where he served as a member of the board of directors from 1998 to February 2002. From 1994 to March 1995, Dr. Homcy was President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories (now a division of Wyeth-Ayerst Laboratories). From 1990 to 1994, Dr. Homcy was Executive Director of the Cardiovascular and Central Nervous System Research Section at Lederle Laboratories. Dr. Homcy currently serves on the boards of directors of Millennium Pharmaceuticals and Cytokinetics, a biopharmaceutical company. Dr. Homcy received an A.B. in Biology and an M.D. from Johns Hopkins University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS B DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Bruce A. Chabner, M.D., age 63, has served as a director since September 2001. Dr. Chabner has served as the Chief of Hematology/Oncology at the Massachusetts General Hospital and as Professor of Medicine at Harvard Medical School since 1995. Dr. Chabner has also served as the Associate Director for Clinical Science of the Dana-Farber/Harvard Cancer Center since 1999 and has held numerous academic appointments, including the position of Director of the Division of Cancer Treatment of the National Cancer Institute from 1982 to 1995. Dr. Chabner has received numerous awards, including Phi Beta Kappa, Alpha Omega Alpha, the Public Health Service’s Distinguished Service Medal, the Karnofsky Award of the American Society for Clinical Oncology and the Bruce F. Cain Award for Drug Development of the American Association for Cancer Research. Dr. Chabner received a B.A. from Yale College and an M.D. from Harvard Medical School.

Peter Davis, Ph.D., age 59, has served as a director since April 1998. Since 2002, Dr. Davis has worked as an independent consultant to a number of companies. Dr. Davis served as President of DNA Plant Technologies Corp., an agricultural biotechnology company, from 2001 to 2002. Dr. Davis was a member of the Executive Committee of Pulsar International, S.A., a management company and an affiliate of A.G. Biotech Capital, from 1993 to 2001. From 1975 to 1993, Dr. Davis was a faculty and staff member of the Wharton School of the University of Pennsylvania. His primary appointments included Director of the Applied Research Center and Director of Executive Education. He is a member of the board of directors of several private companies. Dr. Davis received a B.A. in physics from Cambridge University, a Masters Degree in operations research from the London School of Economics and a Ph.D. in operations research from the Wharton School.

Christopher T. Walsh, Ph.D., age 60, has served as a director since April 1996. Dr. Walsh has been the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School since 1991 and formerly was President of the Dana-Farber Cancer Institute and Chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. He is co-chairman of our Scientific Advisory Board. Dr. Walsh is also a member of the board of directors of Vicuron, Inc. and several private companies. Dr. Walsh received an A.B. in biology from Harvard University and a Ph.D. in life sciences from The Rockefeller University, New York.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Daniel V. Santi, M.D., Ph.D., age 62, is one of our co-founders, and has served as Chairman of the Board of Directors since our inception in January 1995 and as our Chief Executive Officer since November 1998. Until his retirement in January 2001, Dr. Santi was on leave of absence from his position as Professor of Biochemistry and Biophysics, and of Pharmaceutical Chemistry at University of California, San Francisco, a position that he held since 1974. Dr. Santi was one of the original members of the Scientific Advisory Boards of Chiron Corporation and Mitotix, Inc., and has served as a consultant to several large pharmaceutical companies. In 1988, Dr. Santi founded and served as Chairman of the Board of Directors of Protos, Inc., a biotechnology firm and a subsidiary of Chiron Corporation, which was merged with Chiron in 1992. Dr. Santi was also founder and Chairman of Parnassus Pharmaceuticals. Dr. Santi has published over 275 scientific papers and is inventor on many patents in combinatorial chemistry and other areas. Dr. Santi received a B.S. in pharmacy from the State University of New York, an M.D. from the University of California, San Francisco and a Ph.D. in medicinal chemistry from the State University of New York.

Jean Deleage, Ph.D., age 62, has served as a director since April 1996. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. Alta Partners was formed in 1996. In 1979, Dr. Deleage founded, and is a managing partner of, Burr, Egan, Deleage & Co., a major venture capital firm in San Francisco and Boston. Dr. Deleage was a member of Sofinnova’s initial team, a venture capital organization in Paris, and in 1976 formed Sofinnova, Inc. (the U.S. subsidiary of Sofinnova). Dr. Deleage is presently a member of the board of directors of Crucell, N.V., Rigel Pharmaceuticals, Inc., Xcyte Therapies, Inc. and several private companies. In 1984, Dr. Deleage was awarded the Ordre National du Merite, and in 1993, he was awarded the Legion of Honor from the French government in recognition of his career accomplishments. Dr. Deleage received a Master’s Degree in electrical engineering from Ecole Superieurie d’Electricite and a Ph.D. in economics from the University of Paris, Sorbonne.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Drs. Santi, Khosla and Walsh. Dr. Santi is an employee of the Company and Drs. Khosla and Walsh have received compensation as consultants to the Company within the past three years.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board currently consists of seven members. During the fiscal year ended December 31, 2003, the Board held ten meetings, including telephone conference meetings, and acted by unanimous written consent twice. During the fiscal year ended December 31, 2003, all directors attended at least 90% or more of the total meetings of the Board and 100% of the total meetings of the Board committees on which they served, held during the period for which they were a director or committee member, respectively.

In 2002, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission (the “Commission”) rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed at www.kosan.com in connection with “Investor Relations” materials.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Strategic Advisory Committee and a Corporate Governance and Nominating Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2003 for each of the Board committees:

Name	Audit	Compensation	Strategic Advisory	Corporate Governance and Nominating
Bruce A. Chabner				X
Peter Davis	X	X*	X	X
Jean Deleage	X*	X		X
Charles J. Homcy			X
Christopher T. Walsh	X	X	X	X*
Total number of meetings	6	3	0	0

*	Committee Chairperson

Below is a description of each committee of the Board. Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that except as specifically described below each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company makes every effort to ensure that the views of stockholders are heard by the Board or individual directors, as applicable. As a result, the Company believes that there has not been a need to adopt a formal process for stockholder communications with the Board. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

AUDIT COMMITTEE

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act and oversees the Company’s corporate accounting and financial reporting process and audits of the Company’s financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. Three directors comprise the Audit Committee. Drs. Davis, Deleage and Walsh were the members of the Audit Committee in 2003. In February 2004, Dr. Homcy replaced Dr. Walsh on the Audit Committee. The Audit Committee met six times in 2003. The Board has adopted a written charter for the Audit Committee that is attached as Appendix A to these proxy materials.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Drs. Davis and Deleage qualify as “audit committee financial experts,” as defined in applicable Commission rules. In making such determination, the board relied on the past business experience of Drs. Davis and Deleage. Please see the description of the business experience for Dr. Davis under the heading “Class B Directors” and for Dr. Deleage under the heading “Class C Directors.”

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers; recommends to the Board for approval the compensation and other terms of employment of the Company’s Chief Executive Officer; review and determine the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option plans, stock appreciation rights plans, other equity incentive plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. Three directors comprise the Compensation Committee: Drs. Davis, Deleage and Walsh. The Board has determined that Drs. Davis and Deleage are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Dr. Walsh does not meet the definition for “independence” under the Nasdaq listing standards due to fees received in 2001 for consulting services paid to Dr. Walsh under a consulting agreement with the Company. The fees paid under the agreement were less than $60,000 in 2001 and 2002. No services were provided in 2003 and the agreement was terminated in 2003. The Board determined that the past consulting fees and agreement do not interfere with Dr. Walsh’s ability to exercise independent judgment in the course of performing his duties as a member of the Compensation Committee. The Board also determined that it is in the best interests of the Company and its stockholders that Dr. Walsh continue to serve on the Compensation Committee. Therefore, pursuant to the provisions of the Nasdaq listing standards, the Board determined Dr. Walsh would continue to serve on the Compensation Committee. The Compensation Committee met three times during the fiscal year.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the committees and the Board, and developing a set of corporate governance principles for the Company. Four directors comprise the Committee: Drs. Chabner, Davis, Deleage and Walsh. The Board has determined that Drs. Chabner, Davis and Deleage are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). As described above, Dr. Walsh does not meet the definition for “independence” under the Nasdaq listing standards due to fees received in 2001 for consulting services paid to Dr. Walsh under a consulting agreement with the Company. The Board determined that the past consulting fees and contract do not interfere with Dr. Walsh’s ability to exercise independent judgment in the course of performing his duties as a member of the Corporate Governance and Nominating Committee. The Board also determined that it is in the best interests of the Company and its stockholders that Dr. Walsh continue to serve on the Committee. Therefore, pursuant to the provisions of the Nasdaq listing standards, the Board determined Dr. Walsh would continue to serve on the Committee. The Committee did not meet in 2003.

Because Kosan is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company and the candidate’s demonstrated character and judgment. In conducting their assessment of potential candidates for director, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable Commission rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In the case of Dr. Homcy, the Company’s Chairman and Chief Executive Officer recommended him to the Committee. To date, the Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Committee generally will evaluate and consider all candidates recommended by the directors, officers and security holders. The Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Committee or others. To date, the Committee has not received any nor rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

STRATEGIC ADVISORY COMMITTEE

In July 2003, the Company established a Strategic Advisory Committee. The purpose of the Strategic Advisory Committee is to provide guidance on the Company’s scientific, business and organizational direction. The Strategic Advisory Committee is composed of three non-employee directors: Drs. Davis, Homcy and Walsh. It did not meet in 2003.

CODE OF ETHICS

In 2002, we adopted a code of ethics that applies to all of our employees, officers and directors and in February 2004 we amended and restated the code. We have posted the text of our code of ethics on our website at www.kosan.com in connection with “Investor Relations” materials. In addition, we intend to promptly disclose (1) the nature of any amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

INDEPENDENT AUDITORS’ FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2003 and December 31, 2002, by Ernst & Young, the Company’s principal accountant. Certain amounts from fiscal 2002 have been reclassified to conform to new presentation requirements.

	Fiscal Year Ended
	2003	2002
Audit Fees	$119,942	$101,500
Audit-related Fees	81,620	—
Tax Fees	13,500	11,000
All Other Fees	—	5,000

Total Fees	$215,062	$117,500

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q. Audit-related fees principally included due diligence in connection with the Company’s Registered Direct Offering and accounting consulting related to the Company’s research and development agreement with Hoffmann-La Roche, Inc. and Hoffmann-La Roche Ltd. Tax fees included tax compliance services.

All other fees included a financial planning seminar provided to employees of the Company.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditors, Ernst & Young, LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Ernst & Young has audited the Company’s financial statements since May 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2004 by: (i) each director and nominee for director of the Company; (ii) each of the executive officers of the Company named in the Security Ownership Table below; (iii) all executive officers and directors as a group; and (iv) all those known by the Company to beneficially own more than 5% of the common stock.

Percentage of ownership is based on 28,877,418 shares outstanding as of March 31, 2004. Beneficial ownership is calculated based on Commission requirements. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2004 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, California 94545.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned
Daniel V. Santi, M.D., Ph.D. (1)	3,947,891	13.6%
Wellington Management Co., LLP (2)	3,560,676	12.3%
75 State Street
Boston, MA 02109
Chaitan S. Khosla, Ph.D. (3)	1,609,506	5.6%
Jean Deleage, Ph.D. (4)	1,379,941	4.8%
Bruce A. Chabner, M.D. (5)	14,750	*
Peter Davis, Ph.D. (6)	40,375	*
Charles J. Homcy, M.D. (7)	5,000	*
Christopher T. Walsh, Ph.D. (8)	120,291	*
Michael S. Ostrach (9)	461,785	1.6%
Robert G. Johnson, Jr., M.D., Ph.D. (10)	279,508	1.0%
Susan M. Kanaya (11)	179,268	*
All current directors and executive officers as a group (10 persons) (12)	8,038,315	27.0%

*	Less than one percent (1%)
(1)	Includes 3,669,642 shares held by Daniel V. Santi, Trustee of the Santi Revocable Trust, of which Dr. Santi has sole voting and investment power. Also includes 62,500 shares held by Daniel V. and Soledad D. Santi, Trustees of the Santi Family Revocable Trust, of which Dr. Santi shares voting and investment power and 2,000 shares held by Soledad D. Santi, Dr. Santi’s spouse. Also includes 213,749 shares that Dr. Santi has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(2)	Based solely upon a Schedule 13G filed by the stockholder with the Commission on February 13, 2004.
(3)	Includes 1,466,933 shares held by Chaitan S. Khosla and Susanne E. Ebert-Khosla, Trustees of the Chaitan S. Khosla and Susanne E. Ebert-Khosla 1998 Inter Vivos Trust, of which Dr. Khosla shares voting and investment power. Also includes 79,687 shares that Dr. Khosla has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(4)	Includes 1,238,422 shares held by Alta BioPharma Partners II, L.P. and 56,176 shares held by Alta Embarcadero BioPharma Partners II, LLC. Dr. Deleage, one of our directors, is a managing director of

Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. As managing director, manager and general partner of the foregoing funds, Dr. Deleage may be deemed to share voting and investment power for the shares held by the foregoing funds. Dr. Deleage disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. Also includes 26,375 shares that Dr. Deleage has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.

(5)	Includes 14,750 shares that Dr. Chabner has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(6)	Includes 36,375 shares that Dr. Davis has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(7)	Includes 5,000 shares that Dr. Homcy has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(8)	Includes 60,291 shares that Dr. Walsh has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(9)	Includes 193,450 shares held by Michael S. and Karen Ostrach, Trustees of the Michael & Karen Ostrach Family Trust, of which Mr. Ostrach shares voting and investment power. Also includes 210,206 shares that Mr. Ostrach has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(10)	Includes 215,349 shares that Dr. Johnson has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004, 24,000 shares subject to our right to repurchase as of March 31, 2004 if Dr. Johnson is no longer an employee, director or consultant with us and 1,000 shares held by Margaret Liu, Dr. Johnson’s spouse.
(11)	Includes 80,415 shares that Ms. Kanaya has the right to acquire pursuant to options exercisable within 60 days after March 31, 2004.
(12)	Includes shares pursuant to notes (1) and (3) through (11) above. Total number of shares includes 7,096,118 shares of common stock held by entities affiliated with directors and executive officers, 942,197 shares issuable upon the exercise of options within 60 days of March 31, 2004 and 24,000 shares subject to our right to repurchase as of March 31, 2004. See footnotes 1 through 11 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of such reports furnished to the Company, and written representations from the Company’s executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements were complied with during the Company’s fiscal year ended December 31, 2003.

During fiscal 2003, Daniel V. Santi, Michael S. Ostrach, Robert G. Johnson, Jr. and Susan M. Kanaya timely reported all transactions but reported an incorrect exercise price. This error was corrected on a Form 4 report and by amending a previous Form 4 report for each such individual.

EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

Effective July 2003, each non-employee director receives an annual retainer of $20,000 and a fee of $1,500 for each board of directors meeting attended. For their services as members of the Audit and Compensation Committees, non-employee directors are paid an annual retainer of $5,000 and a fee of $1,000 for each meeting attended (plus $500 for serving as a committee chairman). In the event that a board meeting and a board committee meeting fall on the same day, non-employee directors receive a fee for attending the board meeting only. For their services as members of the Strategic Advisory Committee, non-employee directors are paid an annual retainer of $25,000. Non-employee directors are also eligible for reimbursement of expenses incurred in connection with attending board and committee meetings. In the fiscal year ended December 31, 2003, the total compensation paid to non-employee directors was $278,250. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock option plans, and our Board continues to have the discretion to grant options to new non-employee directors.

Non-employee directors are entitled to participate in our 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan was adopted by our Board of Directors in March 2000 and approved by our stockholders in August 2000, and was effective upon the closing of our initial public offering. The Directors’ Plan has a term of ten years, unless terminated sooner by our Board. A total of 300,000 shares of our common stock have been reserved for issuance under the Directors’ Plan. In May 2002, our stockholders approved proposed amendments to the Directors’ Plan to increase the number of options that may be granted to each non-employee director and to adjust the date of grant and the term over which shares vest. Under the Directors’ Plan, each non-employee director who becomes a director of the Company will be automatically granted on the date on which such person first becomes a director, a non-statutory stock option to purchase 20,000 shares of common stock that vests over four years. Beginning with the 2002 Annual Stockholders Meeting and each year thereafter, each non-employee director will automatically be granted, one day following each year’s annual meeting of stockholders, a non-statutory option to purchase 5,000 shares of common stock that will vest one day before the annual meeting of stockholders subsequent to the date of grant. In addition, the Directors’ Plan provides for automatic and non-discretionary annual option grants to certain non-employee directors who serve on certain committees of the Board as follows: 1,000 shares of common stock for services as a member of the Audit and/or Compensation and/or Corporate Governance and Nominating Committees or 2,000 shares of common stock for services as the Chairman of any such committee. On April 25, 2003, the Company granted at an exercise price of $6.19, the fair market value of the stock subject to the option at the date of grant, an option to purchase 20,000 shares to Dr. Homcy in connection with his appointment to the Company’s Board. On May 23, 2003, the Company granted an option to purchase 5,000 shares of common stock to each non-employee director. In addition, we granted an option to purchase 2,000 shares of common stock to each of Dr. Deleage, Dr. Davis and Dr. Walsh for their services as the Chairman of our Audit, Compensation and Corporate Governance and Nominating Committee, respectively. For their services as members of the Audit Committee, we granted an option to purchase 1,000 shares of common stock to each of Dr. Davis and Dr. Walsh. For their services as members of the Compensation Committee, we granted an option to purchase 1,000 shares of common stock to each of Dr. Deleage and Dr. Walsh. For their services as members of the Corporate Governance and Nominating Committee, we granted an option to purchase 1,000 shares of common stock to each Dr. Chabner, Davis and Deleage. In 2003, options granted to Drs. Chabner, Davis, Deleage, Khosla and Walsh under the Directors’ Plan were granted at an exercise price of $6.99, the fair market value of the stock subject to the option at the date of grant. As of March 31, 2004, no options had been exercised under the Directors’ Plan.

In December 1998, we entered into an amended and restated consulting agreement with our co-founder and director, Chaitan S. Khosla, Ph.D. Under the terms of this agreement, Dr. Khosla is entitled to receive consulting fees of not less than $100,000 per year and was granted an option to purchase 195,000 shares of our common stock at an exercise price of $0.37 per share, which vested over a four-year period. Total consulting fees paid to Dr. Khosla totaled $140,000 in 2003, $138,883 in 2002 and $129,667 in 2001. Either Kosan or Dr. Khosla may

terminate his consultancy at any time for any reason. If we terminate Dr. Khosla without cause or as a result of a change in control, he will receive the greater of (i) any compensation payable during the extended term of his consulting agreement or (ii) an amount equal to two times his then-current annual compensation. Further, all of Dr. Khosla’s stock options and other similar equity rights will immediately vest in full.

In January 2002, we entered into an agreement with Chaitan S. Khosla, Ph.D., whereby Dr. Khosla issued to the Company a full recourse promissory note, secured in part by his shares of Kosan common stock, for the amount of $50,000, which bore interest at 5.19%. In January 2003, principal and accrued interest were fully repaid.

In April 2001, we entered into an amended and restated consulting agreement with our director, Christopher T. Walsh, Ph.D. Under the terms of this agreement, Dr. Walsh was entitled to receive consulting fees of $1,500 per day for consultation at our facility or at a location approved by us and was granted an option to purchase 20,000 shares of our common stock at an exercise price of $7.75 per share, which vests over a four-year period. Consulting fees paid to Dr. Walsh totaled $0 in 2003, $7,500 in 2002 and $4,500 in 2001. In July 2003, we terminated Dr. Walsh’s consulting agreement.

EXECUTIVE OFFICERS

Executive officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below are the names of, and certain biographical information concerning, the executive officers of the Company, as of March 31, 2004:

Name	Age	Position
Daniel V. Santi, M.D., Ph.D. (1)	62	Chairman and Chief Executive Officer
Michael S. Ostrach	52	President and Chief Operating Officer
Robert G. Johnson, Jr., M.D., Ph.D.	52	Senior Vice President, Medical Affairs and Corporate Development and Chief Medical Officer
Susan M. Kanaya	41	Senior Vice President, Finance, Chief Financial Officer and Secretary

(1)	See “Proposal 1” for biographical information regarding Dr. Santi.

Michael S. Ostrach has served as our President and Chief Operating Officer since January 2002. From October 1998 to January 2002, Mr. Ostrach served as our Chief Operating Officer. Prior to joining Kosan in October 1997 as Vice President, Corporate Development, Mr. Ostrach worked as an independent consultant for biotechnology companies from October 1996 to October 1997. Mr. Ostrach was Executive Vice President and Chief Operating Officer of Neurobiological Technologies, Inc., a publicly held biotechnology company, from 1994 to 1996. From 1993 to 1994, Mr. Ostrach worked as a consultant to a number of biotechnology companies. From 1981 to 1991, he was a Senior Vice President at Cetus Corporation, a biotechnology company. In 1991, Cetus Corporation merged into Chiron Corporation, and during 1992, Mr. Ostrach was a Vice President of Chiron Corporation and a founder and the President of Chiron Technologies, a Chiron business unit. Mr. Ostrach received a B.A. from Brown University and a J.D. from Stanford Law School.

Robert G. Johnson, Jr., M.D., Ph.D., has served as our Chief Medical Officer since January 2003 and as our Senior Vice President, Medical Affairs and Corporate Development since January 2002. From September 2000 to January 2002, Dr. Johnson served as our Vice President, Medical Affairs and Corporate Development. From 1998 to September 2000, Dr. Johnson was employed by Chiron Corporation, where he served as Vice President, Pharmacology and Preclinical Affairs through 1999 and most recently as Vice President, Corporate Development. From 1991 to 1998, Dr. Johnson was Director of Pharmacology at Merck & Co., Inc., a pharmaceutical company. In addition, Dr. Johnson was a member of the faculty at the University of Pennsylvania from 1987 to 1991 and at Harvard Medical School from 1985 to 1987. Dr. Johnson received a B.A., a Ph.D. in biophysics and an M.D. each from the University of Pennsylvania.

Susan M. Kanaya has served as our Senior Vice President, Finance and Chief Financial Officer since January 2002 and was appointed Secretary in June 2001. From November 1999 to January 2002, Ms. Kanaya served as our Vice President, Finance and Chief Financial Officer. From 1994 to November 1999, Ms. Kanaya was employed by SUGEN, Inc., a publicly held biotechnology company that was acquired by Pharmacia in 1999, most recently serving as Vice President, Finance and Treasurer. Before joining SUGEN, Ms. Kanaya was the Controller at 50/50 Micro Electronics, Inc., an electronics company, and at Power Up Software Corporation, a computer software company. Ms. Kanaya received a B.S. in business administration from the University of California, Berkeley.

EXECUTIVE	COMPENSATION

The following table sets forth information concerning compensation that we paid during the years ended December 31, 2003, 2002 and 2001 to our Chief Executive Officer and to our three other most highly compensated executive officers who received salary and bonus compensation of more than $100,000 during 2003. These individuals are referred to as the “Named Executive Officers.” All option grants were made under our 1996 Stock Option Plan. Effective December 2001, we transitioned from a June year ended executive compensation program to a calendar year executive compensation program. Amounts below reflect an allocation of June 2001 bonuses into calendar year 2000.

SUMMARY COMPENSATION TABLE

Name and Position		Annual Compensation				Long-Term Compensation	All Other Compensation (2) ($)
	Year	Salary $	Bonus $	Other Annual Compensation $		Securities Underlying Options (#)
Daniel V. Santi, M.D., Ph.D.	2003	$345,000	$121,000	—		145,000	$1,821
Chairman, Chief Executive	2002	325,000	100,000	—		80,000	1,821
Officer and Director	2001	289,583	100,000	$50,000	(1)	240,000	1,036

Michael S. Ostrach	2003	295,000	74,000	—		70,000	635
President and Chief	2002	275,000	60,000	—		60,000	635
Operating Officer	2001	251,667	56,250	31,250	(1)	150,000	635

Robert G. Johnson, Jr., M.D., Ph.D. (3)	2003	290,000	73,000	120,000	(4)	210,000	9,135
Senior Vice President,	2002	265,000	100,000	—		180,000	12,635
Medical Affairs and	2001	238,750	68,750	18,750	(1)	35,000	12,361
Corporate Development and Chief Medical Officer

Susan M. Kanaya	2003	250,000	63,000	—		50,000	276
Senior Vice President,	2002	220,010	50,000	61,746	(4)	85,000	276
Finance, Chief Financial Officer and Secretary	2001	201,667	48,750	18,750	(1)	60,000	217

(1)	Includes amounts forgiven relating to promissory notes.
(2)	Includes term life insurance premiums, paid by Kosan on behalf of the Named Executive Officers.
(3)	All Other Compensation also includes $8,500, $12,000 and $12,000 in the form of housing allowances paid in 2003, 2002 and 2001, respectively.
(4)	Includes amounts forgiven relating to a promissory note in accordance with the original terms of the loan agreement.

STOCK OPTION GRANTS AND EXERCISES

The following table sets forth summary information regarding the option grants made during the fiscal year ended December 31, 2003 to each of the Named Executive Officers. The exercise price per share was equal to the fair market value of our common stock on the date of grant. The percentage of total options was calculated based on options to purchase an aggregate of 1,098,195 shares of common stock granted to employees under our 1996 Stock Option Plan in 2003. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration dates based on the fair value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the Commission and do not represent our estimate of our future stock price. For our employees and officers, 25% of the option grant generally vests on the one-year anniversary of employment, and the remainder vests in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service. Subsequent option grants generally vest in a series of equal monthly installments over a four-year period.

Name	Individual Grants
	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year 2003(%)	Exercise Price ($/Sh)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Options Terms
					5%($)	10%($)
Daniel V. Santi, M.D., Ph.D.	145,000	13.2%	$11.22	12/11/2013	$1,023,149	$2,592,860
Michael S. Ostrach	70,000	6.4	10.20	12/11/2013	449,031	1,137,932
Robert G. Johnson, Jr., M.D., Ph.D.	140,000	12.7	6.04	01/24/2013	531,793	1,347,669
	70,000	6.4	10.20	12/11/2013	449,031	1,137,932
Susan M. Kanaya	50,000	4.6	10.20	12/11/2013	320,736	812,809

(1)	The potential realizable value is calculated using the Black-Scholes Model based on the actual stock closing price on the date of grant.

OPTION VALUES AT DECEMBER 31, 2003

The following table sets forth the number and value of securities underlying unexercised options that are held by each of the Named Executive Officers as of December 31, 2003. Options granted to purchase shares of our common stock under our 1996 Stock Option Plan, prior to our initial public offering, were immediately exercisable by the optionees but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. The repurchase option generally lapses over a four-year period with 25% lapsing after the one-year anniversary of employment and the remainder in equal monthly installments thereafter over a three-year period. In the event that an optionee ceases to provide service to us, we have the right to repurchase any of that person’s unvested shares of common stock at the original option exercise price. Options granted to purchase shares of our common stock under our 1996 Stock Option Plan, subsequent to our initial public offering, are generally exercisable pursuant to the vesting schedule of each specific grant. Amounts shown in the value realized column were calculated based on the difference between the option exercise price and the fair value of the common stock on the date of exercise, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares of common stock acquired on exercise.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2003(#)		Value of Unexercised In-the-Money Options at December 31, 2003($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel V. Santi, M.D., Ph.D.	—	—	168,333	296,667	$49,662	$167,049
Michael S. Ostrach	—	—	179,375	175,625	739,926	193,864
Robert G. Johnson, Jr., M.D., Ph.D.	—	—	175,457	249,543	472,483	442,637
Susan M. Kanaya	—	—	61,146	133,854	62,676	174,963

(1)	The value of unexercised in-the-money options is calculated based on the difference between the closing price of our common stock ($9.86) on December 31, 2003 as reported on The Nasdaq Stock Market and the exercise price for these shares, multiplied by the number of shares underlying the option.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2003:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1996 Stock Option Plan (1)	3,761,554	$7.86	278,069
2000 Non-Employee Directors’ Stock Option Plan	143,500	9.04	156,500
2000 Employee Stock Purchase Plan	N/A	N/A	155,928
Equity compensation plans not approved by security holders:
None	—	—	—

Total	3,905,054	$7.90	590,497

(1)	Under the terms of the 1996 Stock Option Plan, options granted before the Company’s initial public offering are exercisable when granted, and if exercised prior to vesting, such shares are subject to a right of repurchase by the Company that lapses over the vesting period of the option, which is usually four years. At December 31, 2003, 112,551 shares subject to option were subject to a right of repurchase by the Company.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

See “Certain Relationships and Related Transactions.”

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1

The Compensation Committee of the Board of Directors in 2003 was composed of Drs. Davis (Chairman), Deleage and Walsh, none of whom have ever been officers or employees of the Company. The Board adopted a written charter for the Compensation Committee on October 21, 2002 that was most recently amended on February 23, 2004. The purpose of the Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs, and to review and determine the compensation to be paid to the Company’s executive officers.

1The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

The Committee has furnished the following report on executive compensation. This report is being included pursuant to Commission rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s policies for 2003 as they affected its Chief Executive Officer and its other executive officers, including the named executive officers in this Proxy Statement.

COMPENSATION PHILOSOPHY

The goals of the Company’s compensation program are to align compensation with business objectives and performance that are expected to lead to the creation of value for its stockholders and to enable the Company to attract, retain and motivate executive officers and other key employees who contribute to its long-term success. The program is designed to accomplish this by providing appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company and in proportion to individual contribution and performance. Key elements of this philosophy are:

•	The Company pays competitively with other biotechnology companies with which it competes for talent. To ensure that the Company’s pay is competitive, the Committee compares the Company’s pay practices with these companies and sets its pay parameters based on this review. The Committee believes compensation for the Company’s executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are in the same or similar business as the Company and that have achieved a level of success similar to the Company. The Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

•	The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

EXECUTIVE COMPENSATION

The Committee’s objective is to set executive compensation at levels that closely approximate the market average when compared to comparable companies in the biotechnology industry. The primary components of executive compensation are base salary, cash bonuses and long-term equity incentives.

Salary.    The Committee annually reviews each executive officer’s salary. When reviewing salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Cash Bonuses.    The Committee annually reviews the appropriateness of executive officer bonuses. Payment of cash bonuses is based on the accomplishment of specific corporate objectives set at the beginning of the year and an assessment of each individual officer’s performance during the year.

Equity Incentives.    The Company’s equity incentive program includes the 1996 Stock Option Plan and the 2000 Employee Stock Purchase Plan. The Company’s option program utilizes vesting periods (generally four years) to encourage employees to continue in its employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Under the incentive plan, grants are made at 100% of fair market value on the date of grant. Grants made to employees who own stock representing more than 10% of the voting power of all classes of stock of the Company are granted at 110% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s common stock appreciates over the long term. The size of option grants is determined based on competitive practices in the biotechnology industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive retention. The Board granted options to purchase an aggregate of 475,000 shares of the Company’s common stock to its executive officers in 2003 at a weighted average exercise price of $9.29 per share.

The Company established the employee stock purchase plan both to encourage employees to continue in its employ and to motivate employees through ownership interest. Under the purchase plan, employees, including officers other than Dr. Santi, may have up to 15% of their earnings withheld for purchases of the Company’s common stock on certain dates specified by the Board. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the purchase plan commenced on October 5, 2000 and there were two purchases during the 2003 fiscal year.

Benefits.    Benefits offered to the Company’s executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population. The Committee believes that the compensation paid or payable pursuant to life insurance benefits and the benefit plans available to employees generally is competitive with the benefit packages offered by comparable employers.

FEDERAL TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to the Company’s executive officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with the Company’s best interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

Dr. Santi’s salary, bonus and stock option grant for the 2003 fiscal year are consistent with the criteria described above and with the Committee’s evaluation of his overall leadership and management of the Company. The Committee considered, among other achievements, that 2003 was a successful year for the Company, and it continues to perform well under Dr. Santi’s leadership. The Company advanced KOS-862 into Phase II clinical trials. In the Hsp90 inhibitor program, multiple Phase Ib combination trials of 17-AAG were initiated and the Company filed an IND for an improved formulation of 17-AAG (KOS-953). In addition, the Company raised $28 million, closing the year with over $105 million, reflecting a cash usage of $1.2 million during 2003. In setting the compensation for Dr. Santi, the Committee received an analysis prepared by an outside compensation consultant. This analysis covered the compensation of CEOs in a comparator group of companies. The analysis reviewed the compensation paid to other CEOs, including salary and annual and long-term incentive awards. The Committee considered this analysis, amongst other factors, and has set Dr. Santi’s 2004 annual salary at $400,000. With this increase, Dr. Santi’s salary is at approximately the 60th percentile of the salary range for CEOs at comparable companies. The cash bonus award paid to Dr. Santi for 2003 was $121,000, and he received a stock option grant under the 1996 Stock Option Plan to purchase 145,000 shares. Dr. Santi’s compensation for 2003 is set forth in the Summary Compensation Table.

CONCLUSION

Through the plans described above, a significant portion of the Company’s compensation program and Dr. Santi’s compensation are contingent on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

Compensation Committee

Peter Davis, Ph.D., Chairman

Jean Deleage, Ph.D.

Christopher Walsh, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation Committee of the board is comprised of three non-employee directors: Drs. Davis, Deleage and Walsh. None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, an officer or employee of the Company. No executive officer of the Company has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee of the Board of Directors in 2003 was comprised of three directors, none of whom have ever been officers or employees of the Company. The members of the Committee in 2003 were: Drs. Deleage, (Chairman), Davis and Walsh. In February 2004, Dr. Walsh was replaced on the Committee by Charles Homcy, M.D. Each current member of the Committee is an independent director as defined by the current listing standards of Nasdaq. Pursuant to a charter originally adopted on June 2, 2000 and most recently amended on February 23, 2004, the purpose of the Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and periodic reports and the responsibility of the independent auditors to audit those financial statements. The Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing, the following is the report of the Audit Committee with respect to the Company’s audited financial statements for fiscal year ended December 31, 2003.

The Committee has reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP, the Company’s independent auditor, with and without management present.

The Committee also has discussed with Ernst & Young LLP matters relating to the auditor’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial

1The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from management and the Company and has received from and reviewed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has reviewed and considered the compatibility of Ernst & Young’s performance of non-audit services with the maintenance of Ernst & Young LLP’s independence as the Company’s independent auditor. The Committee has concluded that Ernst & Young LLP is independent from the Company and its management.

Based on the Committee’s review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Commission. In addition, the Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

Audit Committee

Jean Deleage, Ph. D. Chairman

Peter Davis, Ph.D.

Charles Homcy, M.D.

COMPANY STOCK PRICE PERFORMANCE

The following graph shows the total stockholder return of an investment of $100 in cash on October 5, 2000, the date the Company’s common stock began to trade on The Nasdaq Stock Market, through December 31, 2003, the last date of trading of the 2003 fiscal year for (i) the Company’s common stock, (ii) The Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Pharmaceutical Index. All values assume reinvestment of the full amount of all dividends.

COMPARISON OF QUARTERLY CUMULATIVE TOTAL RETURN*

AMONG KOSAN BIOSCIENCES INCORPORATED, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ PHARMACEUTICAL INDEX1

*	$100 invested on October 5, 2000 in stock or index, including reinvestment of dividends. Based on a fiscal year ended December 31, 2003. Starting point for the Company’s common stock represents the closing price on the first trading date. Actual initial public offering price was $14.00 per share.

1The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2003, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any current director, executive officer or holder of more than 5% of the Company’s common stock had or will have a direct or indirect interest other than compensation arrangements, described under the caption “Executive Compensation,” and the transactions described below.

PROMISSORY NOTES

Stock options granted under our 1996 Stock Option Plan prior to our initial public offering, are immediately exercisable as to both vested and unvested shares, with unvested shares being subject to a right of repurchase in our favor in the event of termination of employment or consultancy prior to vesting of all shares. These individuals paid the exercise price for their outstanding options pursuant to full recourse promissory notes secured in part by the common stock underlying the options. The notes bear interest at the Applicable Mid-Term Federal Rate at the time of exercise. Principal and interest is due on the earlier of the employee’s or consultant’s termination date or three years after the date of the promissory note. As of December 31, 2003, there were no outstanding promissory notes held by an executive officer.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS AND EXECUTIVE OFFICER LOANS

We require each of our employees to enter into a confidentiality agreement prohibiting the employee from disclosing any of our confidential or proprietary information. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.

In September 2000, we entered into an agreement with Robert G. Johnson, Jr., M.D., Ph.D., in connection with his appointment as Vice President, Medical Affairs and Corporate Development. Under the agreement, Dr. Johnson received a housing loan of $150,000, which bears interest at 5.92% and is secured by a deed of trust on Dr. Johnson’s residence, 50% of which was forgiven on the third anniversary date of his employment and the remainder of which will be forgiven on the fourth anniversary date. Dr. Johnson was also entitled to monthly mortgage assistance of $1,000 during the first three years of employment. Either we or Dr. Johnson may terminate his employment at any time for any reason. If we terminate Dr. Johnson without cause, he will receive six months of salary continuation and six additional months of vesting of his original stock option grant will be accelerated.

In October 1999, we entered into an agreement with Susan M. Kanaya in connection with her appointment as Vice President, Finance and Chief Financial Officer. Under the agreement, Ms. Kanaya received a $52,900 loan, which bore interest at 6.35%, to replace an existing loan arrangement with her former employer. The loan was forgiven on the third anniversary date of her employment with us. Either we or Ms. Kanaya may terminate her employment at any time for any reason. If we terminate Ms. Kanaya’s employment following a change in control, the period of salary continuation will be 12 months.

In November 1998, we entered into an agreement with Daniel V. Santi, M.D., Ph.D., in connection with his appointment as our Chief Executive Officer. Under the agreement, Dr. Santi’s starting annual base salary was $250,000, adjusted annually by a minimum of a percentage change equal to the annual percentage change in the Consumer Price Index, and Dr. Santi was entitled to purchase 750,000 shares of our common stock at $0.33 per share. The option was subsequently granted with an exercise price of $0.37 per share, 110% of fair value, because of a provision in our 1996 Stock Option Plan. Either we or Dr. Santi may terminate his employment at any time for any reason. If we terminate Dr. Santi without cause, he will receive a lump sum severance payment in the amount equal to 18 months of his then-current base salary, and 18 months accelerated vesting of the shares subject to the stock option.

CONSULTING AGREEMENTS

In December 1998, we entered into an amended and restated consulting agreement with our co-founder and director, Chaitan S. Khosla, Ph.D. Under the terms of this agreement, Dr. Khosla is entitled to receive consulting fees of not less than $100,000 per year and was granted an option to purchase 195,000 shares of our common stock at an exercise price of $0.37 per share, which vests over a four-year period. Total consulting fees paid to Dr. Khosla totaled $140,000 in 2003, $138,833 in 2002 and $129,667 in 2001. Either Kosan or Dr. Khosla may terminate his consultancy at any time for any reason. If we terminate Dr. Khosla without cause or as a result of a change in control, he will receive the greater of (i) any compensation payable during the extended term of his consulting agreement or (ii) an amount equal to two times his then-current annual compensation. Further, all of Dr. Khosla’s stock options and other similar equity rights will immediately vest in full.

In April 2001, we entered into an amended and restated consulting agreement with our director, Christopher T. Walsh, Ph.D. Under the terms of this agreement, Dr. Walsh is entitled to receive consulting fees of $1,500 per day for consultation at our facility or at a location approved by us and was granted an option to purchase 20,000 shares of our common stock at an exercise price of $7.75 per share, which vests over a four-year period. Total consulting fees paid to Dr. Walsh totaled $0 in 2003, $7,500 in 2002 and $4,500 in 2001. Either Kosan or Dr. Walsh may terminate his consultancy at any time for any reason. In July 2003, we terminated Dr. Walsh’s consulting agreement.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with Drs. Chabner, Davis, Deleage, Homcy, Johnson, Khosla, Santi and Walsh, Mr. Ostrach and Ms. Kanaya. We intend to enter into indemnification agreements with all of our directors and officers for the indemnification of those persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

STOCK OPTIONS

Stock option grants to our executive officers and directors are described herein under the captions “Director Compensation,” “Executive Compensation” and “Stock Option Grants and Exercises.”

EMPLOYMENT OF CERTAIN FAMILY MEMBERS

The Company employs individuals who are immediate family members of Dr. Santi, Chairman and Chief Executive Officer. The employees, their relationships to Dr. Santi and their aggregate salaries for the year ending December 31, 2003 are as follows: Alfonso M. Deguzman, Jr., brother-in-law, $40,629; and Risty Duguzman, Jr., brother-in-law, $51,560.

HOUSEHOLDING OF PROXY MATERIALS

The Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Kosan stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545, Attn: Corporate Secretary or contact the Company’s Corporate Secretary at (510) 732-8400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Susan M. Kanaya

Susan M. Kanaya

Secretary

April 16, 2004

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Secretary, Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545.

APPENDIX A

KOSAN BIOSCIENCES INCORPORATED

AMENDED AND RESTATED

CHARTER OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

As Updated February 23, 2004

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Kosan Biosciences Incorporated, a Delaware corporation (the “Company”), shall be to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (the “Auditors”). The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”). The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors and the Company’s financial management.

COMPOSITION

The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq, including any exceptions permitted by these requirements. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

AUTHORITY

The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have authority to initiate investigations, to provide notices, including notices to the Securities and Exchange Commission, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The approval of this Audit Committee Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1.  Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

2.  Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3.  Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4.  Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5.  Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6.  Former Employees of Auditor. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Auditors and engaged on the Company’s account.

7.  Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the

Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8.  Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

9.  Quarterly Results. To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

10.  Management’s Discussion and Analysis. To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

11.  Press Releases. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of any other financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made.

12.  Accounting Principles and Policies. To review and discuss with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

13.  Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to financial risk assessment and financial risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14.  Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any, and an assessment of the Company’s accounting and finance personnel.

15.  Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16.  Disagreements Between Auditors and Management. To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

17.  Internal Control Over Financial Reporting. To confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies and responsibilities.

18.  Separate Sessions. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

19.  Correspondence with Regulators. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

20.  Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.  Regulatory and Accounting Initiatives. To review with management, counsel and the Auditors, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements if, in the judgment of the Committee, such review is necessary or appropriate.

22.  Ethical Compliance. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics, as they relate to accounting, internal accounting controls and auditing matters, including review and approval of related-party transactions as required by Nasdaq rules and receipt of concerns and complaints related to accounting, internal accounting controls and auditing matters as provided in the Company’s Code of Business Conduct and Ethics.

23.  Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

24.  Proxy Report. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

25.  Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

26.  Report to Board. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors and such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

27.  Procedures for Receipt of Attorney Report. To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

28.  QLCC Responsibilities. To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

29.  General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

FOR WITHHELD FOR ALL

1. ELECTION OF DIRECTORS Nominees: 01 Chaitan S. Khosla, Ph.D. 02 Charles J. Homcy, M.D.

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

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Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/kosn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KOSAN BIOSCIENCES INCORPORATED

The undersigned stockholder of Kosan Biosciences Incorporated (“Kosan”) hereby appoints Daniel V. Santi, M.D., Ph.D. and Michael S. Ostrach, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provide don the other side, all the shares of Kosan Biosciences Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Kosan to be held at 3832 Bay Center Place, Hayward, CA 94545, on May 27, 2004 at 10:00 a.m., local time, and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice of the 2004 Annual Meeting of Stockholders and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 16, 2004, and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NAMED CANDIDATES.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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